                                                               Exhibit 21

                          Subsidiaries of the Company

Subsidiary                                              State of Incorporation

DCI, Inc.                                                       Kansas
Airport Systems International, Inc.                             Kansas
ASII International, Inc.                                        Barbados, W.I